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                                 EXHIBIT 12
           COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND
               RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                          PREFERRED STOCK DIVIDENDS
                         COCA-COLA ENTERPRISES INC.
                         (In millions except ratios)


                                                   Fiscal Year
                                     ----------------------------------------
                                     1997     1996     1995     1994     1993
                                     ----     ----     ----     ----     ----
Computation of Earnings:
 Earnings (loss) from continuing
  operations before income taxes
  and cumulative effect of
  accounting changes                 $178     $194     $145     $127     $ 55
 Add:
  Interest expense                    532      332      319      314      332
  Amortization of
   capitalized interest                 2        2        1        1        1
  Amortization of debt
   premium/discount                    25       23       12        2        3
  Interest portion of rent expense     27       12       10        9        8
                                     ----     ----     ----     ----     ----
 Earnings as adjusted                $764     $563     $487     $453     $399
                                     ====     ====     ====     ====     ====
Computation of Fixed Charges
 and Combined Fixed Charges
 and Preferred Stock Dividends:
  Interest expense                   $532     $332     $319     $314     $332
  Capitalized interest                  2        2        4        3        1
  Amortization of debt
   premium/discount                    25       23       12        2        3
  Interest portion of rent expense     27       12       10        9        8
                                     ----     ----     ----     ----     ----
 Fixed Charges                        586      369      345      328      344
  Preferred stock dividends(a)          2       13        3        3       --
                                     ----     ----     ----     ----     ----
 Combined Fixed Charges and
  Preferred Stock Dividends          $588     $382     $348     $331     $344
                                     ====     ====     ====     ====     ====
Ratio of earnings to fixed
 charges                             1.30     1.53     1.41     1.38     1.16
                                     ====     ====     ====     ====     ====
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                     1.30     1.47     1.40     1.37     1.16
                                     ====     ====     ====     ====     ====

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.